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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 333-114401 of Hartford Life Insurance Company Separate Account Twelve on Form S-6, of our report dated February 28, 2014, (except for Note 20, as to which the date is April 25, 2014) relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, and of our report dated March 28, 2014, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Twelve as of December 31, 2013, and the related statements of operations for each of the periods presented in the year then ended, the statements of changes in net assets for each of the periods presented in the three years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, both appearing in Part I of such Registration Statement, and to the reference to us under the heading "Experts", also included in Part I of such Registration Statement.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 25, 2014